WINTRUST FINANCIAL CORPORATION
                727 North Bank Lane, Lake Forest, Illinois 60045


NEWS RELEASE

FOR IMMEDIATE RELEASE                                           October 19, 1999
---------------------

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Executive Vice President & Chief Financial Officer
(847) 615-4096
Website address:  www.wintrust.com

                     WINTRUST FINANCIAL CORPORATION REPORTS
                     --------------------------------------
                        RECORD THIRD QUARTER 1999 RESULTS
                        ---------------------------------

         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced record net income of $2.5 million for the quarter ended September 30, 1999, an increase of $373,000, or 17%, over the $2.2 million recorded in the third quarter of 1998. On a per share basis, net income for the third quarter of 1999 totaled $0.30 per diluted common share, a $0.05 per share, or 20%, increase as compared to the 1998 third quarter total of $0.25 per diluted common share. The return on average equity for the third quarter of 1999 increased to 12.46% from 11.80% for the prior year quarter. Pre-tax operating earnings for the third quarter of 1999 totaled $3.8 million and increased $1.5 million, or 68%, over the prior year quarter; a more representative indicator of improved operating results due to the impact of tax benefits from the recognition of prior years' net operating tax losses.

         For the nine months ended September 30, 1999, net income totaled $6.6 million, or $0.78 per diluted common share, an increase of $2.5 million, or 59%, and $0.29 per diluted common share, when compared to the same period in 1998. On a pre-tax basis, year-to-date operating earnings totaled $9.9 million and increased $6.8 million, or 217%, over the 1998 year-to-date total. The return on average equity for the nine months ended September 30, 1999 rose to 11.29% versus 7.83% in the 1998 period.

         "Our earnings improvement in the third quarter of 1999 was mainly the result of solid loan growth in both the core and niche loan portfolios and a decline in deposit funding costs," commented Edward J. Wehmer, President and Chief Executive Officer. Mr. Wehmer added, "We are also pleased with the improvement in our net overhead ratio, which was 1.91% for the third quarter of 1999 and is now within the range of our previously stated performance goal of 1.50% - 2.00%."
                                    - more -

         For the third quarter of 1999, net interest income totaled $12.2 million and increased $2.3 million, or 24%, as compared to the prior year quarterly total of $9.9 million. In addition, solid loan growth in the niche premium finance portfolio necessitated the sale of approximately $20 million of new volume to an unrelated third party, resulting in a third quarter gain of $377,000. These earnings increases were partially offset by a $790,000 decline in fees on mortgage loans sold due mainly to the rise in mortgage interest rates, which caused a significant drop in refinancing activity.

         Total assets rose to $1.56 billion at September 30, 1999, an increase of $321 million, or 26%, compared to $1.24 billion a year ago, and an increase of $217 million, or 16%, from $1.35 billion as of December 31, 1998. Total deposits as of September 30, 1999 were $1.39 billion, an increase of $265 million, or 24%, as compared to $1.12 billion as of September 30, 1998, and an increase of $159 million, or 13%, from the December 31, 1998 balance of $1.23 billion. Total loans grew to $1.20 billion as of September 30, 1999, a $294 million, or 32%, increase over the $908 million balance a year earlier, and a $210 million, or 21%, increase over the $992 million balance as of December 31, 1998.

         Third quarter 1999 results were also impacted by the additional costs associated with establishing two new branch facilities. In September, the Crystal Lake Bank subsidiary opened a branch located in south Crystal Lake and, in October, the North Shore Community Bank subsidiary opened a full service branch located in Skokie, Illinois. Wintrust continues with its plan to expand through additional de novo bank and branch locations and possible acquisitions.

         Wintrust is a financial services holding company whose common stock is traded on the Nasdaq Stock Market(R). Its six suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank and Trust Company, Hinsdale Bank and Trust Company, North Shore Community Bank and Trust Company in Wilmette, Libertyville Bank and Trust Company, Barrington Bank and Trust Company, N.A., and Crystal Lake Bank and Trust Company, N.A.. The banks also operate facilities in Lake Bluff, Glencoe, Winnetka, Clarendon Hills, Western Springs and Skokie, Illinois. The Company's finance subsidiary, First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wintrust Asset Management Company, N.A., a new trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Currently, Wintrust operates a total of 24 banking offices and is in the process of constructing one additional branch facility. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.
                                      # # #

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------------------------
                                                            THREE MONTHS                     NINE MONTHS
                                                         ENDED SEPTEMBER 30,              ENDED SEPTEMBER 30,
                                                        1999             1998            1999             1998
--------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
  (AT END OF PERIOD):
  Total assets                                        $ 1,564,879       $ 1,243,556    $ 1,564,879      $ 1,243,556
  Total deposits                                        1,388,442         1,123,756      1,388,442        1,123,756
  Total loans, net of unearned income                   1,202,256           908,276      1,202,256          908,276
  Long-term debt and notes payable                         38,400            30,703         38,400           30,703
  Total shareholders' equity                               80,854            73,155         80,854           73,155
--------------------------------------------------------------------------------------------------------------------

SELECTED STATEMENTS OF INCOME DATA:
  Net interest income                                    $ 12,222          $  9,873       $ 34,636        $  26,787
  Net revenues                                             14,239            11,882         41,079           32,468
  Income before income taxes                                3,819             2,272          9,878            3,119
  Net income                                                2,527             2,154          6,621            4,159
  Net income per common share - Basic                        0.31              0.26           0.81             0.51
  Net income per common share - Diluted                      0.30              0.25           0.78             0.49
--------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL RATIOS AND OTHER DATA:
Performance Ratios:
  Core net interest margin (1)                              3.59%             3.61%          3.64%            3.46%
  Net interest margin                                       3.47%             3.61%          3.53%            3.46%
  Net interest spread                                       3.17%             3.19%          3.21%            3.03%
  Non-interest income to average assets                     0.52%             0.67%          0.59%            0.67%
  Non-interest expense to average assets                    2.43%             2.87%          2.63%            3.07%
  Net overhead ratio                                        1.91%             2.20%          2.03%            2.40%
  Return on average assets                                  0.65%             0.72%          0.61%            0.49%
  Return on average equity                                 12.46%            11.80%         11.29%            7.83%

  Average total assets                                $ 1,540,530       $ 1,193,210    $ 1,450,608      $ 1,133,615
  Average shareholders' equity                             80,440            72,429         78,417           71,002
  Average loan-to-average deposit ratio                    86.85%            82.47%         86.27%           79.29%

Common Share Data at end of period:
  Market price per common share                          $  17.25          $  17.25
  Book value per common share                                9.89              8.98

Other Data at end of period:
  Number of:
    Bank subsidiaries                                           6                 6
    Banking offices                                            23                19

--------------------------------------------------------------------------------------------------------------------

(1) The core net interest margin excludes the net impact of the Company's 9.00% Cumulative Trust Preferred Securities offering and certain discretionary investment leveraging transactions.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)
(In thousands)
                                                                        September 30,       December 31,       September 30,
                                                                             1999               1998               1998
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks-non-interest bearing                                  $  38,391          $  33,924          $  28,048
Federal funds sold                                                               59,161             18,539             18,250
Interest-bearing deposits with banks                                              3,746              7,863             10,231
Available-for-Sale securities, at fair value                                    164,747            209,119            193,037
Held-to-Maturity securities, at amortized cost                                        -              5,000              5,000
Loans, net of unearned income                                                 1,202,256            992,062            908,276
    Less: Allowance for possible loan losses                                      8,200              7,034              6,500
------------------------------------------------------------------------------------------------------------------------------
    Net loans                                                                 1,194,056            985,028            901,776
Premises and equipment, net                                                      68,257             56,964             53,165
Accrued interest receivable and other assets                                     35,213             30,082             32,451
Goodwill and organizational costs                                                 1,308              1,529              1,598
------------------------------------------------------------------------------------------------------------------------------

    TOTAL ASSETS                                                            $ 1,564,879         $1,348,048         $1,243,556
==============================================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Non-interest bearing                                                         $ 125,870          $ 131,309          $ 106,090
 Interest bearing                                                             1,262,572          1,097,845          1,017,666
------------------------------------------------------------------------------------------------------------------------------
    Total  deposits                                                           1,388,442          1,229,154          1,123,756

Short-term borrowings                                                            40,025                  -                  -
Notes payable                                                                     7,350                  -              3,203
Long-term debt - trust preferred securities                                      31,050             31,050             27,500
Accrued interest payable and other liabilities                                   17,158             12,639             15,942
------------------------------------------------------------------------------------------------------------------------------

    TOTAL LIABILITIES                                                         1,484,025          1,272,843          1,170,401
------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY:
  Preferred stock                                                                     -                  -                  -
  Common stock                                                                    8,174              8,150              8,150
  Surplus                                                                        73,165             72,878             72,878
  Common stock warrants                                                             100                100                100
  Retained earnings (deficit)                                                       749             (5,872)            (7,958)
  Accumulated other comprehensive loss                                           (1,334)               (51)               (15)
------------------------------------------------------------------------------------------------------------------------------
    TOTAL SHAREHOLDERS' EQUITY                                                   80,854             75,205             73,155
------------------------------------------------------------------------------------------------------------------------------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 1,564,879        $ 1,348,048        $ 1,243,556
==============================================================================================================================

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share data)
                                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                  SEPTEMBER 30,
                                                                    1999           1998            1999           1998
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                           $24,990       $20,045        $ 69,993       $ 54,645
  Interest bearing deposits with banks                                      44           378             165          2,159
  Federal funds sold                                                       504           542           1,074          1,801
  Securities                                                             2,546         1,976           7,244          5,683
----------------------------------------------------------------------------------------------------------------------------
    Total interest income                                               28,084        22,941          78,476         64,288
----------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
   Interest on deposits                                                 14,401        12,562          40,167         36,166
   Interest on short-term borrowings and notes payable                     727           506           1,470          1,335
   Interest on long-term debt - trust preferred securities                 734             -           2,203              -
----------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                             15,862        13,068          43,840         37,501
----------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                     12,222         9,873          34,636         26,787
Provision for possible loan losses                                         990           971           2,707          3,311
----------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for possible loan losses            11,232         8,902          31,929         23,476
----------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
  Fees on mortgage loans sold                                              533         1,323           2,750          3,902
  Service charges on deposit accounts                                      399           293           1,080            747
  Trust fees                                                               295           210             770            578
  Gain on sale of premium finance receivables                              377             -             640              -
  Net securities gains                                                      15             -              15              -
  Other                                                                    398           183           1,188            454
----------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                            2,017         2,009           6,443          5,681
----------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
  Salaries and employee benefits                                         4,984         4,565          15,256         14,353
  Occupancy, net                                                           743           589           2,088          1,765
  Equipment expense                                                        796           550           2,126          1,576
  Data processing                                                          551           440           1,544          1,234
  Advertising and marketing                                                309           358           1,041          1,114
  Professional fees                                                        242           455             828          1,203
  Other                                                                  1,805         1,682           5,611          4,793
----------------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                           9,430         8,639          28,494         26,038
----------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                               3,819         2,272           9,878          3,119
Income tax expense (benefit)                                             1,292           118           3,257         (1,040)
----------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                             $ 2,527       $ 2,154         $ 6,621        $ 4,159
----------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE - BASIC                                     $ 0.31        $ 0.26          $ 0.81         $ 0.51
----------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE - DILUTED                                   $ 0.30        $ 0.25          $ 0.78         $ 0.49
----------------------------------------------------------------------------------------------------------------------------

Weighted average common shares outstanding                               8,173         8,150           8,166          8,141
Dilutive potential common shares                                           310           384             322            358
----------------------------------------------------------------------------------------------------------------------------
Average common shares and dilutive common shares                         8,483         8,534           8,488          8,499
============================================================================================================================

NET INTEREST INCOME

The following tables present a summary of the Company's net interest income and related net interest margins, calculated on a fully taxable equivalent basis, for the quarterly and nine-month periods ended September 30, 1999 and 1998:

                                                      FOR THE QUARTER ENDED                       FOR THE QUARTER ENDED
                                                        SEPTEMBER 30, 1999                          SEPTEMBER 30, 1998
                                             -----------------------------------------    ---------------------------------------
(dollars in thousands)                            AVERAGE      INTEREST       RATE            AVERAGE       INTEREST      RATE
----------------------                       ---------------- ------------- ----------    --------------- ------------- ---------

Liquidity management assets (1) (2)              $ 231,273       $ 3,096         5.31%       $ 204,915       $ 2,896       5.61%
Loans, net of unearned income (2)                1,173,278        25,065         8.48          883,515        20,068       9.01
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total earning assets                          1,404,551        28,161         7.95%       1,088,430        22,964       8.37%
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Interest-bearing deposits                        1,225,090        14,401         4.66%         969,591        12,562       5.14%
Short-term borrowings and notes payable             59,315           727         4.86           30,447           506       6.59
Long-term debt - trust preferred securities         31,050           734         9.46                -             -          -
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total interest-bearing liabilities            1,315,455        15,862         4.78%       1,000,038        13,068       5.18%
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Tax-equivalent net interest income                              $ 12,299                                     $ 9,896
                                                              =============                               =============
Net interest margin                                                              3.47%                                     3.61%
                                                                            ==========                                  =========
Core net interest margin (3)                                                     3.59%                                     3.61%
                                                                            ==========                                  =========



                                                    FOR THE NINE MONTHS ENDED                   FOR THE NINE MONTHS ENDED
                                                        SEPTEMBER 30, 1999                          SEPTEMBER 30, 1998
                                             -----------------------------------------    ---------------------------------------
(dollars in thousands)                            AVERAGE      INTEREST       RATE            AVERAGE       INTEREST      RATE
----------------------                       ---------------- ------------- ----------    --------------- ------------- ---------

Liquidity management assets (1) (2)              $ 216,047       $ 8,490         5.25%       $ 228,340       $ 9,643       5.65%
Loans, net of unearned income (2)                1,103,881        70,154         8.50          808,009        54,711       9.05
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total earning assets                          1,319,928        78,644         7.97%       1,036,349        64,354       8.30%
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Interest-bearing deposits                        1,157,076        40,167         4.64%         924,048        36,166       5.23%
Short-term borrowings and notes payable             44,439         1,470         4.42           26,559         1,335       6.72
Long-term debt - trust preferred securities         31,050         2,203         9.46                -             -          -
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total interest-bearing liabilities            1,232,565        43,840         4.76%         950,607        37,501       5.27%
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Tax-equivalent net interest income                              $ 34,804                                    $ 26,853
                                                              =============                               =============
Net interest margin                                                              3.53%                                     3.46%
                                                                            ==========                                  =========
Core net interest margin (3)                                                     3.64%                                     3.46%
                                                                            ==========                                  =========
-------------------------------

(1) Liquidity management assets include securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 34%. This total adjustment for the quarters ended September 30, 1999 and 1998 was $77,000 and $23,000, respectively, and for the nine-month periods ended September 30, 1999 and 1998 was $168,000 and $66,000, respectively.
(3) The core net interest margin excludes the net impact of the Company's 9.00% Cumulative Trust Preferred Securities offering and certain discretionary investment leveraging transactions.

Tax-equivalent net interest income for the quarter ended September 30, 1999 totaled $12.3 million, an increase of $2.4 million, or 24%, as compared to the $9.9 million recorded in the same quarter of 1998. This increase was mainly the result of loan growth coupled with a decline in deposit funding cost rates.
Tax-equivalent interest and fees on loans for the quarter ended September 30, 1999 totaled $25.1 million, an increase of $5.0 million, or 25%, over the prior year quarterly total of $20.1 million. This growth was predominantly due to a $290 million, or 33%, increase in average total loans.

For the third quarter of 1999, the net interest margin was 3.47%, a decline of 14 basis points when compared to the margin of 3.61% in the prior year quarter. This decline was due mainly to the net impact of the 9.00% Cumulative Trust Preferred Securities offering and certain discretionary investment leveraging transactions. The core net interest margin, which excludes the impact of these items, was 3.59% for the third quarter of 1999, and declined only 2 basis points when compared to the prior year quarterly margin of 3.61%.

The rate paid on interest-bearing deposits averaged 4.66% for the third quarter of 1999 versus 5.14% for the same quarter in 1998, a decline of 48 basis points. This decline was caused by a general market decline in rates coupled with management's decision to be less aggressive on its deposit pricing at the more mature banks. The rate paid on short-term borrowings and notes payable declined to 4.86% in the third quarter of 1999 as compared to 6.59% in the same quarter of 1998. A change in composition of this category coupled with a general decline in market rates were the primary factors causing this 173 basis point decline. In 1998, most of the average balance comprised notes payable under a line of credit agreement with an unaffiliated bank at an interest rate indexed at 125 basis points over the LIBOR rate. In 1999, the average balance comprised mainly short-term repurchase agreements, which generally have lower rates when compared to the terms of the line of credit agreement.

The yield on total earning assets for the third quarter of 1999 was 7.95% as compared to 8.37% in 1998, a decline of 42 basis points due to lower yields on both loans and liquidity management assets, offset somewhat by a higher proportion of average loans to average earning assets. The third quarter 1999 loan yield of 8.48% declined 53 basis points when compared to the prior year quarterly yield of 9.01% and was due primarily to a higher prime lending rate of 8.50% during the entire third quarter of 1998 versus an average prime lending rate of 8.10% for the third quarter of 1999.

For the nine months ended September 30, 1999, tax-equivalent net interest income totaled $34.8 million and increased $8.0 million, or 30%, over the $26.9 million recorded in the same period of 1998. This increase was primarily due to a combination of loan growth and lower funding cost rates. Interest and fees on loans, on a tax-equivalent basis, totaled $70.2 million for the nine-month period ended September 30, 1999 and increased $15.4 million, or 28%, over the same period of 1998. Average loans for the nine-month period of 1999 totaled $1.10 billion and grew $296 million, or 37%, over the average for the same period of 1998. The net interest margin for the nine months ended September 30, 1999 was 3.53%, an increase of 7 basis points when compared to the same period in 1998. The core net interest margin for the nine-month period of 1999 was 3.64% and increased 18 basis points over the same margin in the prior year period. These margin increases were directly the result of a decline in funding cost rates and loan growth. The total deposit funding cost rate declined 59 basis points since the prior year nine-month period and was 4.64% for nine-month period of 1999. The growth in loans caused a higher proportion of average loans to average total earning assets, and increased from 78% in the 1998 period to 84% in the 1999 period. This improved loan proportion creates a higher net interest margin, as loans earn interest at a higher rate than other earning assets. The year-to-date loan yield declined 55 basis points to 8.50%, which was due to a lower average prime lending rate of 7.87% in the year-to-date 1999 period versus and average prime lending rate of 8.50% in the 1998 year-to-date period.

NON-INTEREST INCOME

For the third quarter of 1999, non-interest income totaled $2.0 million and increased $8,000 over the prior year quarter. Gains from the sale of premium finance receivables and increases in trust fees, deposit services charges and leased equipment rental income were offset by a lower level of fees from the sale of mortgage loans.

Fees on mortgage loans sold, the largest category of non-interest income, includes income from originating and selling residential real estate loans into the secondary market. For the quarter ended September 30, 1999, these fees totaled $533,000, a decline of $790,000, or 60%, from the prior year quarter. This decline was due mainly to lower mortgage volumes caused by the recent increases in mortgage interest rates. Accordingly, future fee income on mortgage loans sold is not expected to be at the levels that were experienced in the last half of 1998.

During the third quarter of 1999, approximately $20 million of premium finance receivables were sold to an unrelated third party and resulted in the recognition of a $377,000 gain. It is possible that similar future sales of premium finance receivables may occur depending on the level of new volume growth in relation to the capacity within the subsidiary banks' loan portfolios.

Service charges on deposit accounts totaled $399,000 for the third quarter of 1999, an increase of $106,000, or 36%, when compared to the same quarter of 1998. This increase was due to a higher deposit base and a larger number of accounts at both the more mature banks and the newer de novo banks. The majority of deposit service charges relate to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

Trust fees totaled $295,000 for the third quarter of 1999, an $85,000, or 40%, increase over the same quarter of 1998. This increase was mainly the result of new business development efforts generated from a larger staff of experienced trust officers. Wintrust is committed to growing the trust and investment business in order to better service its customers and create a more diversified revenue stream. However, as the introduction of expanded trust and investment services continues to unfold, it is expected that overhead levels will be high when compared to the initial fee income that is generated. This overhead will consist primarily of the salaries and benefits of experienced trust professionals. It is anticipated that trust fees will eventually increase to a level sufficient to absorb this overhead within a few years.

Other non-interest income for the third quarter of 1999 totaled $398,000 and increased $215,000 over the prior year quarterly total of $183,000.
Approximately $105,000 of this increase resulted from rental income from equipment leased through the Medical and Municipal Funding division of the Lake Forest Bank, a business that was acquired in mid-1998. The remaining difference primarily relates to income and fees earned from various bank services provided to a growing customer base.

For the nine months ended September 30, 1999, total non-interest income was $6.4 million and increased $762,000, or 13%, when compared to the same period in 1998. This increase was mainly the result of a $640,000 gain from the sale of premium finance receivables, a $333,000 increase in deposit service charges, the recognition of $249,000 in premium income from certain call option transactions, a $192,000 increase in trust fees and $212,000 of rental income from leased equipment. These increases were partially offset by a $1.2 million decline in fees from the sale of mortgage loans due principally to the increases in mortgage loan interest rates, which caused a significant drop in refinancing activity.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 1999 totaled $9.4 million and increased $791,000, or 9%, from the third quarter 1998 total of $8.6 million. The continued growth and expansion of the de novo banks and the development of the new trust and investment subsidiary were the primary causes for this increase. Since September 30, 1998, total deposits have grown 24% and total loan balances have risen 32%, requiring higher levels of staffing and other costs to both attract and service the larger customer base.

Salaries and employee benefits expense totaled $5.0 million for the third quarter of 1999, an increase of $419,000, or 9%, as compared to the prior year quarter total of $4.6 million. As mentioned earlier, this increase was primarily due to the hiring of experienced trust professionals for the new trust and investment subsidiary.

Other categories of non-interest expense, such as occupancy costs, equipment expense and data processing, also increased over the prior year quarter due to the general growth of the Company and the opening of several new banking facilities. Other non-interest expense, which includes the amortization of intangible assets, loan expenses, correspondent bank service charges, postage, insurance, stationary and supplies and other sundry expenses, also increased when compared to the prior year quarter due mainly to the factors mentioned earlier.

For the nine-month period ended September 30, 1999, non-interest expense totaled $28.5 million and increased $3.5 million, or 14%, over the same period of 1998, excluding the second quarter 1998 non-recurring charge mentioned in earlier reports. This increase was predominantly due to the continued growth of loan and deposit accounts and the start-up of the new trust and investment subsidiary. Despite this growth and the related increases in many of the non-interest expense categories, Wintrust's ratio of non-interest expense to total average assets declined from 2.95% for the nine-month period ended September 30, 1998, exclusive of the previously mentioned non-recurring charge, to 2.63% for the 1999 period, and is favorable to the Company's most recent peer group ratio. In addition, the net overhead ratio for the first nine months of 1999 declined to 2.03% as compared to the 1998 year-to-date ratio of 2.28%, excluding the non-recurring charge. The improvement in this ratio has caused this key indicator of overhead to reach the upper end of the previously stated performance goal range of 1.50% - 2.00%.

ASSET QUALITY

Allowance for Possible Loan Losses
----------------------------------

A reconciliation of the activity in the balance of the allowance for possible loan losses for the three and nine months ended September 30, 1999 and 1998 is shown as follows (dollars in thousands):

                                                        Three Months Ended                           Nine Months Ended
                                                           September 30,                               September 30,
                                                    1999                  1998                  1999                 1998
                                             -------------------     ----------------     -----------------     ----------------

 Balance at beginning of period                     $  7,677              $ 5,856                $7,034              $ 5,116

 Provision for possible loan losses                      990                  971                 2,707                3,311

 Charge-offs
  Core banking loans                                     190                  235                   593                1,508
  Indirect automobile loans                              156                  115                   795                  380
  Premium finance receivables                            193                   62                   383                  359
                                             -------------------     ----------------     -----------------     ----------------
     Total charge-offs                                   539                  412                 1,771                2,247
 Recoveries
  Core banking loans                                       9                   14                    19                  176
  Indirect automobile loans                               33                   19                    61                   32
  Premium finance receivables                             30                   52                   150                  112
                                             -------------------     ----------------     -----------------     ----------------
      Total recoveries                                    72                   85                   230                  320
                                             -------------------     ----------------     -----------------     ----------------

  Net charge-offs                                       (467)                (327)               (1,541)              (1,927)
                                             -------------------     ----------------     -----------------     ----------------

  Balance at September 30                           $  8,200              $ 6,500                $8,200              $ 6,500
                                             ===================     ================     =================     ================

  Loans at September 30                                                                      $1,202,256            $ 908,276
                                                                                          =================     ================

  Allowance as a percentage of loans                                                                  0.68%              0.72%
                                                                                          =================     ================

  Annualized net charge-offs as a percentage of average:
        Core banking loans                                                                            0.12%              0.36%
        Indirect automobile loans                                                                     0.42%              0.29%
        Premium finance receivables                                                                   0.15%              0.21%
                                                                                          -----------------     ----------------
            Total loans                                                                               0.19%              0.32%
                                                                                          =================     ================
        Annualized provision for
            possible loan losses                                                                     56.93%             58.20%
                                                                                          =================     ================

The provision for possible loan losses totaled $990,000 for the third quarter of 1999, a slight increase from a year earlier. For the first nine months of 1999, the provision totaled $2.7 million and declined $604,000 from the prior year total. The higher provision in 1998 was necessary to cover increased loan charge-offs that occurred at one banking office in early 1998. For the first nine months of 1999, net charge-offs totaled $1.5 million and were down from the $1.9 million of net charge-offs recorded in 1998. On a ratio basis, annualized net charge-offs as a percentage of average loans declined to 0.19% in 1999 from 0.32% in 1998.

Management believes the allowance for possible loan losses is adequate to provide for potential losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for possible loan losses will be dependent upon the economy, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Past Due Loans and Non-performing Assets
----------------------------------------

The following table sets forth the Company's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table (dollars in thousands).

                                                         September 30,           December 31,           September 30,
                                                              1999                   1998                    1998

      Past Due greater than 90 days
           and still accruing:
            Core banking loans                                   $  997                  $  800                  $ 686
            Indirect automobile loans                               354                     274                    167
            Premium finance receivables                           1,337                   1,214                    778
                                                      ---------------------  ----------------------  ---------------------
                Total                                             2,688                   2,288                  1,631
                                                      ---------------------  ----------------------  ---------------------

      Non-accrual loans:
            Core banking loans                                    1,139                   1,487                  3,387
            Indirect automobile loans                               369                     195                    129
            Premium finance receivables                           1,726                   1,455                    875
                                                      ---------------------  ----------------------  ---------------------
                Total non-accrual loans                           3,234                   3,137                  4,391
                                                      ---------------------  ----------------------  ---------------------

      Total non-performing loans:
            Core banking loans                                    2,136                   2,287                  4,073
            Indirect automobile loans                               723                     469                    296
            Premium finance receivables                           3,063                   2,669                  1,653
                                                      ---------------------  ----------------------  ---------------------
                Total non-performing loans                        5,922                   5,425                  6,022
                                                      ---------------------  ----------------------  ---------------------

      Other real estate owned                                         -                     587                      -
                                                      ---------------------  ----------------------  ---------------------

      Total non-performing assets                               $ 5,922                 $ 6,012                $ 6,022
                                                      =====================  ======================  =====================

      Total non-performing  loans by category as a percent of its own respective category:
            Core banking loans                                       0.29%                   0.38%                  0.75%
            Indirect automobile loans                                0.28%                   0.22%                  0.16%
            Premium finance receivables                              1.42%                   1.50%                  0.95%
                                                      ---------------------  ----------------------  ---------------------
               Total non-performing loans                            0.49%                   0.55%                  0.66%
                                                      ---------------------  ----------------------  ---------------------

      Total non-performing assets as a
          percentage of total assets                                 0.38%                   0.45%                  0.48%

      Allowance for possible loan losses as
        a percentage of non-performing loans                       138.47%                 129.66%                107.94%

Non-performing Core Banking Loans

Total non-performing loans for the Company's core banking business were $2.1 million, or 0.29%, of the Company's core banking loans as of September 30, 1999, and were down from the ratios of 0.38% as of December 31, 1998, and 0.75% one year ago. Although the outstanding core loan portfolio has increased 34% from a year ago, the amount of non-performing core loans has declined 48% from the prior year totals. Non-performing core banking loans consist primarily of a small number of commercial and real estate loans, of which management believes are well secured and in the process of collection. In fact, about $455,000 of the total relates to two residential real estate loans with appropriate advance ratios that protect the Company from loss. The small number of such non-performing loans allows management the opportunity to monitor closely the status of these credits and work with the borrowers to resolve these problems effectively.

Non-performing Premium Finance Receivables

Due to the nature of collateral for premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, the Company has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due. Non-performing premium finance receivables were $3.1 million, or 1.42% of total premium finance receivables, as of September 30, 1999. This ratio compares favorably with the ratio of 1.50% at December 31, 1998. The ratio fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. It is important to note that the ratio of losses is substantially less than the ratio of non-performing assets indicated above. Please refer to the Allowance for Possible Loan Losses table where annualized net charge-offs for the first nine months of 1999 were only 0.15% of average premium finance receivables.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $723,000 at September 30, 1999. The ratio of these non-performing loans has increased slightly to 0.28% of total indirect automobile loans at September 30, 1999 from 0.22% at December 31, 1998 and 0.16% at September 30, 1998. Despite the increase in the level of non-performing loans, the ratios continue to be below standard industry ratios for this type of loan category.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to the Company's financial performance that are based on estimates. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, unanticipated changes in interest rates that negatively impact net interest income, competition and the related pricing of loan and deposit products, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of the new trust and investment business, the ability to adapt successfully to technological changes to compete effectively in the marketplace, the Company's success, and that of its outside data processing providers, in testing and implementing Year 2000 compliant hardware, software and systems, and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.